EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of March 25, 2016,

by and among

BIOTELEMETRY, INC.,

Biotelemetry Research Acquisition Corporation

and

VIRTUALSCOPICS, INC.

Table of Contents

Article I The Offer	2
The Offer	2
Company Actions	5

Article II The Merger	6
The Merger	6
Merger Closing	6
Effective Time	7
Merger Without Meeting of Stockholders; Effects of the Merger	7
Certificate of Incorporation and By-laws	7
Directors and Officers	7
Effect on Capital Stock	8
Payment of Merger Consideration	9

Article III Representations and Warranties of the Company	12
Organization, Standing and Power	12
Capital Structure	13
Company Subsidiaries; Equity Interests	14
Authority; Execution and Delivery; Enforceability	14
No Conflicts; Consents	15
SEC Documents; Undisclosed Liabilities	16
Information Supplied	18
Absence of Certain Changes or Events	18
Taxes	18
Labor Relations	20
Employee Benefits	20
Title to Properties	22
Contracts	22
Litigation	24
Compliance with Laws	25
Environmental Matters	25
Intellectual Property	26
Insurance	27
Customers and Suppliers	27
Brokers and Other Advisors	27
Opinions of Financial Advisors	27
Anti-Takeover Provisions	28

Article IV Representations And Warranties Of Parent And Merger Sub	28
Organization, Standing and Power	28
Merger Sub	28
Authority; Execution and Delivery; Enforceability	28
No Conflicts; Consents	29

i

Information Supplied	29
Brokers	30
Litigation	30
Ownership of Company Common Stock	30
Available Funds	30

Article V Covenants Relating to Conduct of Business	30
Conduct of Business of the Company	30
No Solicitation	33

Article VI Additional Agreements	36
Section 251(h) of DGCL Governs the Merger	36
Access to Information; Confidentiality	37
Reasonable Best Efforts; Notification	37
Equity Awards	38
Employee Matters	39
Indemnification	40
Fees and Expenses	42
Public Announcements	44
Transfer Taxes	44
Transaction-Related Litigation	44
Rule 14d-10 Matters	44
Rule 16b-3 Matters	45
Merger Sub and Surviving Corporation Compliance	45
Stock Exchange De-Listing	45
FIRPTA Certificate	45

Article VII Conditions Precedent to the Merger	45
Conditions to Each Party’s Obligation	45

Article VIII Termination, Amendment and Waiver	46
Termination	46
Effect of Termination	47
Amendment; Extension; Waiver	47
Procedure for Termination, Amendment, Extension or Waiver	47

Article IX General Provisions	48
Nonsurvival of Representations and Warranties	48
Notices	48
Definitions	49
Glossary of Other Defined Terms	54
Interpretation	57
Severability	58
Counterparts	58
Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties	58
Governing Law	59

ii

Assignment	59
Specific Enforcement; Jurisdiction	59
Waiver of Jury Trial	60

iii

AGREEMENT AND PLAN OF MERGER dated as of March 25, 2016 (this “Agreement”), among Biotelemetry, Inc., a Delaware corporation (“Parent”), Biotelemetry Research Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, and VirtualScopics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the Agreement, the Merger, the Offer and the other Transactions contemplated by this Agreement upon the terms and subject to the conditions hereinafter set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent will cause Merger Sub to commence a cash tender offer to purchase (i) any (subject to the Minimum Tender Condition) and all the outstanding shares of common stock, $.001 par value, of the Company (“Company Common Stock”), at a price per share of Company Common Stock of $4.05 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a greater amount per share is paid pursuant to the Offer, such greater amount, the “Common Offer Price”), net to the holder in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement, (ii) any (subject to the Minimum Tender Condition) and all the outstanding shares of Series A Convertible Preferred Stock, par value $.001 per share of the Company (the “Series A Preferred Stock”) at a price per share of Series A Preferred Stock of $336.30 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a greater amount per share is paid pursuant to the Offer, such greater amount, the “Series A Offer Price”), net to the holder in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement, (iii) any (subject to the Minimum Tender Condition) and all the outstanding shares of Series B Convertible Preferred Stock, par value $.001 per share of the Company (the “Series B Preferred Stock”) at a price per share of Series B Preferred Stock of $336.30 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a greater amount per share is paid pursuant to the Offer, such greater amount, the “Series B Offer Price”), net to the holder in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement, and (iv) any (subject to the Minimum Tender Condition) and all the outstanding shares of Series C-1 Convertible Preferred Stock, $.001 par value per share, of the Company (“Series C-1 Preferred Stock,” and collectively with the Series A Preferred Stock and the Series B Preferred Stock, the “Company Preferred Stock” and the Company Preferred Stock, together with the Company Common Stock, the “Company Stock”), at a price per share of Series C-1 Preferred Stock of $920.00 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a greater amount per share is paid pursuant to the Offer, such greater amount, the “Series C-1 Offer Price”), net to the holder in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (as such offer may be amended from time to time in accordance with the terms of this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the merger as a wholly owned subsidiary of Parent;

WHEREAS, Parent, Merger Sub and the Company intend, acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and, subject to the terms and conditions of this Agreement, shall be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into tender and support agreements (the “Support Agreements”) substantially in the forms set forth in Annex A (with respect to the Company Common Stock) and Annex B (with respect to the Series C-1 Preferred Stock) to this Agreement pursuant to which each such Person has agreed to, among other things, tender the Company Common Stock and/or Series C-1 Preferred Stock, as the case may be, held by such Person in the Offer; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the consummation of the Offer and the Merger, all as hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company, hereby agree as follows:

Article I
The Offer

Section 1.1.          The Offer.

(a)          Provided that this Agreement shall not have been terminated in accordance with Article VIII, upon the terms and subject to the conditions of this Agreement, as soon as reasonably practicable (but in no event later than ten business days after the initial public announcement of the execution and delivery of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer.

(b)          The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, irrevocably deposit all requisite funds with the Paying Agent and pay for, all shares of Company Stock validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Exhibit A (the “Offer Conditions”) (without limiting the right of Merger Sub to terminate, extend or modify the Offer in accordance with the terms of this Agreement) and not to any other conditions.

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(c)          Subject to the terms and conditions set forth in the Offer Documents, the Offer shall remain open until 11:59 p.m., New York City time, on the 20th business day following the commencement of the Offer (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the “Initial Expiration Date”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, Section 1.1(d) or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with Section 1.1(d), the “Expiration Date”). Merger Sub and Parent expressly reserve the right to waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole and absolute discretion, other than the Minimum Tender Condition, or to modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Stock subject to the Offer, (ii) reduce the Common Offer Price, Series A Offer Price, Series B Offer Price or Series C-1 Offer Price, (iii) waive, amend or modify the Minimum Tender Condition, (iv) impose any additions to the Offer Conditions or amend, modify or supplement any of the Offer Conditions in any manner adverse to the holders of Company Stock, (v) except as otherwise provided in this Section 1.1, terminate, extend or otherwise amend or modify the Expiration Date or time of, the Offer, (vi) change the all-cash form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Stock.

(d)          Notwithstanding the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, (A) extend the Offer for one or more consecutive increments of not more than five business days each (the length of such period to be determined by Parent or Merger Sub in their sole discretion), or for such longer period as the parties may agree, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived and (B) extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; provided that under no circumstance shall Merger Sub be required to extend the Offer beyond the Outside Date. Upon the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, irrevocably deposit all requisite funds with the Paying Agent and pay for, all shares of Company Stock validly tendered and not theretofore validly withdrawn pursuant to the Offer, such that Merger Sub becomes irrevocably obligated to purchase pursuant to the Offer all such shares on or as promptly as practicable after the Expiration Date. The time at which Merger Sub first accepts for payment the shares of Company Stock validly tendered and not validly withdrawn in the Offer is hereinafter referred to as the “Acceptance Time.” The Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended in accordance with this Section 1.1(d)), unless this Agreement is validly terminated in accordance with Section 8.1. If the Offer is terminated or withdrawn by Merger Sub to the extent permitted by this Agreement, or this Agreement is terminated in accordance with Section 8.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to promptly return, all tendered shares of Company Stock to the registered holders thereof. Nothing contained in this Section 1.1 shall affect any termination rights set forth in Section 8.1.

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(e)          As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC in accordance with Rule 14d-3 under the Exchange Act a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain or, as permitted, incorporate by reference, an offer to purchase and forms of the related letter of transmittal, summary advertisement, notices to brokers, clients and dealers, and all other ancillary Offer documents (such Schedule TO and all such documents included therein or, as permitted, incorporated by reference therein, pursuant to which the Offer will be made, together with all supplements, amendments and exhibits thereto, the “Offer Documents”) and shall disseminate the appropriate Offer Documents to the holders of Company Stock. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and the holders of Company Stock required by the Exchange Act to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.1(e), including communication of the Offer to the record and beneficial holders of Company Stock. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and (i) to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Stock, in each case as and to the extent required by applicable Federal securities Laws and (ii) to cause the Offer Documents, as amended or supplemented, to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of NASDAQ and all other applicable Laws. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Stock, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents, and Parent and Merger Sub shall give reasonable and good faith consideration to all comments made by the Company or its counsel. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of all written comments, and shall promptly inform the Company and its counsel of all oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents, and prior to responding to any comments of the SEC or its staff with respect to the Offer Documents, give reasonable and good faith consideration to all comments made by the Company or its counsel, and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

(f)          Parent shall provide or cause to be provided to Merger Sub promptly (and, in any case, on a sufficiently timely basis to enable Merger Sub to comply with the provisions of Section 1.1(d)) all funds necessary to purchase the shares of Company Stock that Merger Sub has accepted for payment and irrevocably becomes obligated to purchase pursuant to the Offer.

(g)          Parent and Merger Sub shall be entitled to deduct and withhold from the consideration payable to any holder of shares of Company Stock pursuant to the Offer such amounts as Parent or Merger Sub are required to deduct and withhold in respect of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. Amounts so withheld and paid to the appropriate taxing authority shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of Company Stock in respect of which such deduction or withholding was made.

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Section 1.2.          Company Actions.

(a)          Subject to Sections 5.2 and 8.4, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)          On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC in a manner that complies with Rule 14d-9 under the Exchange Act a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), including, subject to Section 5.2(e), the Company Board Recommendation, and shall disseminate the Schedule 14D-9 to the holders of Company Stock. The Schedule 14D-9 shall also contain the notice of the approval of the Merger and that appraisal rights are available under Section 262(d)(2) of the DGCL. The Company shall set the record date for the Company’s stockholders entitled to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the holders of Company Stock to the extent required by Section 262(d)(2) of the DGCL or other applicable Law at the time the Company first files the Schedule 14D-9 with the SEC such that the Schedule 14D-9 shall constitute a valid notice of appraisal rights under Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps reasonably necessary to amend or supplement the Schedule 14D-9 and (i) to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Stock, in each case as and to the extent required by applicable Federal securities Laws, Section 262(d)(2) of the DGCL and/or other applicable Law and (ii) to cause the Schedule 14D-9, as amended or supplemented, to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of NASDAQ and all other applicable Laws. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Stock, the Company shall provide Parent and Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9, and the Company shall give reasonable and good faith consideration to all comments made by Parent and Merger Sub or their counsel. The Company shall promptly provide Parent and Merger Sub and their counsel with copies of all written comments, and shall promptly inform Parent and Merger Sub and their counsel of all oral comments, that the Company or their counsel may receive from the SEC or its staff with respect to the Schedule 14D-9, and prior to responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, give reasonable and good faith consideration to all comments made by Parent, Merger Sub or their counsel, and to participate in any substantive telephonic communications with the staff of the SEC related thereto. Notwithstanding the foregoing, the obligations of the Company in this Section 1.2(b) shall not apply from and after any Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.2, The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation in accordance with Section 5.2(e)).

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(c)          In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Company Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of holders of Company Stock, security position listings, computer files, a non-objecting beneficial owners list and all other information in the Company’s possession or control regarding the beneficial owners of Company Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of holders of Company Stock, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Company Stock. The date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence in accordance with the terms of the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with commencing and consummating the Offer and the Merger and, if this Agreement shall be terminated, shall promptly, upon request, deliver to the Company all copies of such information.

(d)          The Company shall register the transfer of shares of Company Stock accepted for payment effective immediately after the Acceptance Time; provided that Merger Sub pays for such shares of Company Stock at or immediately after such transfer.

Article II
The Merger

Section 2.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.2.          Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place at the offices of Greenberg Traurig, LLP, MetLife Building, 200 Park Avenue, New York, New York 10166 at 10:00 a.m., New York City time, and the Merger shall be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, on a date specified by the parties hereto but no later than the third business day after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions). The date on which the Merger Closing occurs is hereinafter referred to in this Agreement as the “Merger Closing Date.” By agreement of the parties, the Merger Closing may take place by delivery of the documents to be delivered at the Merger Closing by facsimile or other electronic transmission. All deliveries by one party to any other party at the Merger Closing shall be deemed to have occurred simultaneously and no such deliveries shall be effective until and unless all have occurred, unless the parties agree otherwise.

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Section 2.3.          Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4.          Merger Without Meeting of Stockholders; Effects of the Merger. The Merger shall be governed by and effected under Section 251(h) of the DGCL without a vote of the stockholders of the Company. Parent, Merger Sub and the Company agree to take all necessary and appropriate lawful action to cause the Merger to become effective as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.5.          Certificate of Incorporation and By-laws.

(a)          At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth in Exhibit B and, as so amended and restated, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law.

(b)          The Company shall take all requisite action so that the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

Section 2.6.          Directors and Officers.

(a)          Subject to applicable Law, the parties shall take all necessary action to ensure that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their earlier death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the charter of the Surviving Corporation (the “Surviving Charter”), the By-laws of the Surviving Corporation (the “Surviving By-Laws”) and applicable Law.

(b)          The parties shall take all necessary action to ensure that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their earlier death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Surviving Charter, the Surviving By-Laws and applicable Law.

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Section 2.7.          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Stock or any shares of capital stock of Merger Sub:

(a)          Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)          Cancellation of Treasury Stock and Parent-Owned Stock; Company Stock Held by Company Subsidiaries. Each share of Company Stock that is owned by the Company, Parent, Merger Sub or any other subsidiary of Parent and issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each issued and outstanding share of Company Stock held by any Company Subsidiary immediately prior to the Effective Time, if any, shall be converted into such number of shares of stock of the Surviving Corporation such that each such Company Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Company Subsidiary owned in the Company immediately prior to the Effective Time.

(c)          Conversion of Other Company Stock. Subject to Sections 2.7(b) and 2.7(d),

(i)          each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Common Offer Price in cash, without interest thereon (the “Common Merger Consideration”) and as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration in accordance with Section 2.8, without interest.

(ii)         each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series A Offer Price in cash, without interest thereon (the “Series A Merger Consideration”) and as of the Effective Time, all such shares of Series A Preferred Stock shall no longer be outstanding and shall be canceled and shall cease to exist, and each holder of any such shares of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration in accordance with Section 2.8, without interest.

(iii)        each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series B Offer Price in cash, without interest thereon (the “Series B Merger Consideration”) and as of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall be canceled and shall cease to exist, and each holder of any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series B Merger Consideration in accordance with Section 2.8, without interest.

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(iv)        each share of Series C-1 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series C-1 Offer Price in cash, without interest thereon (the “Series C-1 Merger Consideration”) and as of the Effective Time, all such shares of Series C-1 Preferred Stock shall no longer be outstanding and shall be canceled and shall cease to exist, and each holder of any such shares of Series C-1 Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series C-1 Merger Consideration in accordance with Section 2.8, without interest.

(d)          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Stock (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”), shall not be converted into the Common Merger Consideration, Series A Merger Consideration, Series B Merger Consideration or Series C-1 Merger Consideration (collectively, or each, as the circumstances require, the “Merger Consideration”) as provided in Section 2.7(c), but instead, shall be canceled and shall represent the right to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose his, her or its right to appraisal under Section 262, then the right of such holder to receive those rights under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the applicable Merger Consideration as provided in Section 2.7(c). At the Effective Time, the Appraisal Shares shall automatically no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of any Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive only those rights provided under Section 262. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to compromise or settle, any such demands, or agree to do any of the foregoing.

Section 2.8.          Payment of Merger Consideration.

(a)          Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the applicable Merger Consideration to former holders of Company Stock. Parent shall take all steps necessary to enable and shall cause the Surviving Corporation to provide to the Paying Agent, immediately after the Effective Time, all cash funds necessary to fully pay for the shares of Company Stock converted into the right to receive the applicable Merger Consideration pursuant to Section 2.7(c) (such cash being hereinafter referred to as the “Exchange Fund”).

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(b)          Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Stock (the “Certificates”) which were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of applicable Merger Consideration into which the shares of Company Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.7(e), and the Certificate so surrendered forthwith shall be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise shall be in proper form for transfer and the Person requesting such payment shall pay all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been fully paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of applicable Merger Consideration, without interest, into which the shares of Company Stock theretofore represented by such Certificate have been converted pursuant to Section 2.7(c). No interest shall be paid or accrue on the applicable Merger Consideration payable upon surrender of any Certificate.

(c)          Treatment of Book-Entry Shares. As soon as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail a check, or make a wire transfer, to each holder of record, as of the Effective Time of the Merger, of Book-Entry Shares in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder.

(d)          No Further Ownership Rights in Company Stock. The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of shares of Company Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

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(e)         Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent, upon demand, and any former holder of Company Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration.

(f)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the applicable Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation, subject to the claims of any former holder of Company Stock entitled to payment of such Merger Consideration who has not theretofore complied with this Article II.

(g)          Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by former holders of Company Stock of the applicable Merger Consideration or otherwise impair such holders’ rights hereunder. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason to an aggregate amount that is insufficient to enable the Paying Agent to promptly pay the applicable Merger Consideration in full to all holders of Certificates, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such payments in full.

(h)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and a bond sufficient to indemnity the Surviving Corporation in such reasonable and customary form as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without interest.

(i)          Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the applicable Merger Consideration otherwise payable to any former holder of Company Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Stock in respect of which such deduction or withholding was made.

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Article III
Representations and Warranties of the Company

Except (a) as disclosed in the reports, schedules, forms, statements, registrations, and other documents filed or furnished by the Company with the SEC on or after January 1, 2014 and publicly available on the SEC’s EDGAR website at least three (3) calendar days prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any exhibits to any Filed Company SEC Documents or any information contained in any part of any Filed Company SEC Document titled “Risk Factors” or disclosed under the caption “Forward-Looking Statements”; it being agreed, however, that any factual information contained within such headings, disclosure or statements shall not be excluded) or (b) as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (“Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.          Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of Company Subsidiaries where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Certificate of Incorporation”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), are included in the Filed Company SEC Documents. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws, or equivalent organizational documents, each as amended to date, of each Company Subsidiary. The Certificate of Incorporation and the Company By-laws and the equivalent organizational documents of each Company Subsidiary are in full force and effect. None of the Company's subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws (or equivalent organizational documents) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any provision of the Company Certificate of Incorporation or the Company By-laws.

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Section 3.2.          Capital Structure.

(a)          The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. At the close of business on March 24, 2016 (the “Measurement Date”), (i) 3,010,789 shares of Company Common Stock were issued and outstanding, (ii) 745 shares of Company Common Stock were reserved for issuance with respect to the un-exchanged units of VirtualScopics New York, LLC (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) 453,523 shares of Company Common Stock were subject to outstanding Company Stock Options as set forth in Section 3.2(a) of the Company Disclosure Letter, no shares of Company Common Stock of which were Company restricted shares were outstanding, and 181,769 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (iv) 136,132 shares of Company Common Stock were subject to the Warrants and (v) 5,565 aggregate shares of Company Preferred Stock were issued or outstanding with (A) 1,965 of such shares being designated as Series A Preferred Stock which are convertible into 163,167 shares of Company Common Stock, (B) 600 of such shares being designated as Series B Preferred Stock which are convertible into 49,821 shares of Company Common Stock, (C) 3,000 of such shares being designated as Series C-1 Preferred Stock which are convertible into 249,107 shares of Company Common Stock and (D) none of such shares being designated as Series C-2 Preferred Stock. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. Since the Measurement Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the Company Stock Plans, outstanding Company Stock Options, upon the conversion of Company Preferred Stock or as otherwise expressly permitted by this Agreement.

(b)          All outstanding shares of Company Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)          As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock may vote (“Voting Company Debt”).

(d)          Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic or voting interest of a nature accruing to the holders of Company Stock. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights to acquire shares of capital stock of the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans (including, for the avoidance of doubt, upon vesting of and upon exercise of Company Stock Options) and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards, in the case of (A) and (B) in accordance with its applicable terms as in effect on the date of this Agreement.

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Section 3.3.          Company Subsidiaries; Equity Interests. Section 3.3 of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

Section 3.4.          Authority; Execution and Delivery; Enforceability.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 4.8 are true and correct and that the Merger is consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.8 are true and correct and that the Merger is consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights and remedies, or by general principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)          The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held prior to the execution of this Agreement and at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the Offer, the Merger and the other Transactions, taken together, are fair to and in the best interests of the Company’s stockholders, (ii) approving and deeming advisable this Agreement, the execution, delivery and performance of this Agreement, the Offer, the Merger and the other Transactions, and declaring this Agreement advisable, (iii) resolving that this Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time and (iv) recommending that the holders of Company Stock accept the Offer and tender their shares of Company Stock pursuant to the Offer (the recommendation set forth in this Section 3.4(b), being the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn. Assuming the representations and warranties set forth in Section 4.8 are true and correct, the resolutions referred to in the preceding sentence are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Offer, the Merger or any other Transaction the provisions of Section 203 of the DGCL to the extent, if any, Section 203 of the DGCL otherwise would be applicable to this Agreement, the Offer, the Merger or any other Transaction and, to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to the Company with respect to the execution, delivery, performance or consummation of this Agreement, the Offer, the Merger or any of the other Transactions.

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Section 3.5.          No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Offer, the Merger and the other Transactions, and compliance by the Company with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate of Incorporation, the Company By-laws or the comparable organizational documents of any Company Subsidiary, (ii) except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, any contract, lease, license, indenture, note, bond, agreement, franchise or other binding instrument (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order, injunction, writ or decree (“Judgment”) or statute, law, ordinance, rule, regulation or agency requirement (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any transnational, national, Federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, including the Committee on Foreign Investment in the United States (“CFIUS”), domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required under the rules and regulations of NASDAQ, and (iv) such filings as may be required in connection with Taxes described in Section 6.9.

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Section 3.6.          SEC Documents; Undisclosed Liabilities.

(a)          The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC pursuant to the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and the Exchange Act since January 1, 2013 (the “Company SEC Documents”).

(b)          As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act and as of their respective SEC filing dates (in the case of all other Company SEC Documents)), each Company SEC Document complied as to form, and each Company SEC Document filed after the date of this Agreement will, when filed, comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings made by the Company with the SEC. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2011 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement, other than those letters publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”).

(c)          Each of the (i) audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes and schedules thereto) of the Company included in the Company SEC Documents and (ii) the unaudited consolidated financial statements of the Company for the twelve months ended December 31, 2015 included in Section 3.6(c) of the Company Disclosure Letter (the “2015 Unaudited Financial Statements”) (i) has been prepared from, and in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complies as to form in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (iii) has been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as otherwise indicated in the notes thereto) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iv) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). The audited consolidated financial statements of the Company for the year ended December 31, 2015 filed with the Company’s Annual Report on Form 10-K for the period ended December 31, 2015 subsequent to the date hereof shall be substantially similar to the 2015 Unaudited Financial Statements.

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(d)          Except as reflected or reserved against in the consolidated balance sheet of the Company, as of December 31, 2015, or the notes thereto, included in Section 3.6(c) of the Company Disclosure Letter (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed in a balance sheet prepared in accordance with GAAP (including in the notes thereto) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities or obligations incurred in connection with the Transactions, and (iii) liabilities or obligations arising under the terms of (but not from any breach or default under) any Contract binding upon the Company or any of the Company Subsidiaries.

(e)          The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. No significant deficiency, material weakness or fraud that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2015. The Company maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). Such disclosure controls and procedures are, in all material respects, effective to ensure that all information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC to allow timely decisions regarding required disclosure within the time periods specified in the SEC’s rules and forms, and the Exchange Act and the Securities Act. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed by the Company to Parent prior to the date of this Agreement.

(f)          The principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications were and are true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

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Section 3.7.          Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Stock, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.8.          Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Letter, since the date of the Company Balance Sheet, (a) there have not been any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (c) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1 that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.

Section 3.9.          Taxes.

(a)          The Company and each Company Subsidiary has (i) timely filed, or caused to be filed, taking into account any extensions of time within which to file, all material Company Returns required to have been filed and such Company Returns are true and complete in all material respects, and (ii) paid, or caused to be paid, all material Taxes required to have been paid by it, including any Taxes required to have been withheld from amounts owing to any employee, creditor, independent contractor or other third party, other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP.

(b)          No deficiency for any material amount of Taxes has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary other than a deficiency that (i) has been paid, settled or withdrawn or (ii) is being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP.

(c)          There is no claim, audit, action, suit, proceeding, examination, refund litigation, proposed adjustment or matter in controversy now pending or threatened in writing with respect to any material Taxes or material Company Return.

(d)          There are no requests for rulings or determinations in respect of any material Tax or Tax asset pending between the Company or any Company Subsidiary and any taxing authority.

(e)          Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and wholly owned Company Subsidiaries or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax).

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(f)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent or (ii) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)          Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h)          Neither the Company nor any Company Subsidiary has been a party to a transaction that constitutes a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4 (or a similar provision of state Law) that was required to be reported on a Company Return.

(i)          All Company Returns filed through the Tax year ended December 31, 2010 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

(j)          Neither the Company nor any Company Subsidiary (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired.

(k)          To the knowledge of the Company, no claim has been made by any taxing authority in any jurisdiction where the Company or any Company Subsidiary has not filed a Company Return that it is or may be subject to Tax by such jurisdiction.

(l)          Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; (v) prepaid amount received on or prior to the Effective Time, except for those arising in the ordinary course of business; or (vi) as a result of Section 108(i) of the Code.

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Section 3.10.         Labor Relations. There are no collective bargaining, works council or other labor agreements to which the Company or any Company Subsidiary is, or since January 1, 2014 has been, a party or by which the Company or any Company Subsidiary is bound, and neither the Company nor any Company Subsidiary is currently negotiating in connection with entering into a collective bargaining, works council or other labor agreement. None of the employees of or other service providers to the Company or any Company Subsidiary is or, since January 1, 2014, has been represented by any union, works council or other employee representative body with respect to his or her employment by or service with the Company or any such Company Subsidiary. To the knowledge of the Company, since January 1, 2014, neither the Company nor any of the Company Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or any union organization attempts concerning any employees of or other service providers to the Company or a Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.11.         Employee Benefits.

(a)          Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement.

(b)          With respect to each Company Benefit Plan and Company Benefit Agreement: (i) each has been administered, in all material respects, in accordance with its terms and is in compliance with ERISA (to the extent applicable), the Code and all other applicable Laws;(ii) no audit or Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any arbitrator or any Governmental Entity that would reasonably be expected to, individually or in the aggregate, result in material liability to the Company (iii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (iv) there have been no acts or omissions by the Company or any Commonly Controlled Entity that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable law, for which the Company or any Commonly Controlled Entity may be liable..

(c)          Each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with ERISA (to the extent applicable), the Code and all other applicable Laws, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No audit or Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any arbitrator or any Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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(d)          Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that to the knowledge of the Company, would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status.

(e)          None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity (i) sponsors, maintains or contributes to or has in the past six years sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan or (ii) contributes to, or has in the past contributed to, any multiemployer plan as defined in Section 3(37) of ERISA.

(f)          Except as provided in Section 3.11(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary other than for continuation coverage required under Section 4980B(f) of the Code or any applicable state or foreign Laws. . The Company and the Company Subsidiaries have complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Company Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(g)          Except as provided in Section 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement or (iv) be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to provide a gross-up or additional payment or promise to pay to or on behalf of any current or former director, officer, employee or other service provider for any excise or penalty Tax incurred by such person.

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Section 3.12.         Title to Properties. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, or as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries (a) have good and marketable title to, or valid leasehold interests in, all of their respective properties and assets reflected in the Company Balance Sheet (other than properties or assets that have been sold or disposed of, or for which a valid leasehold interest has expired and not been renewed, in each case in the ordinary course of business consistent with past practice) or acquired or leased after the date thereof that are material to the business of the Company and the Company Subsidiaries, taken as a whole, free and clear of all Liens, except (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vi) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted and (vii) restrictions on the transfer of securities under applicable securities Laws (collectively, “Permitted Liens”) and (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet or were executed after the date thereof that are material to the business of the Company and the Company Subsidiaries, taken as a whole, and all such leases are in full force and effect.

Section 3.13.         Contracts. (a) Except as set forth in the Filed SEC Documents or Section 3.13 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i)          "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)         contract or instrument relating to indebtedness for borrowed money or third party financial guarantee with a principal amount in excess of $25,000, relating to any Lien on any asset of the Company or any Company Subsidiary securing obligations in excess of $25,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions for which the aggregate exposure is reasonably expected to be in excess of $25,000;

(iii)        contract to which the Company or any Company Subsidiary or any of their respective Affiliates is a party that materially restricts the Company, any Company Subsidiary or any of their respective Affiliates from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company, any Company Subsidiary or any of their respective Affiliates following a change in control of the Company;

(iv)        contract with any Governmental Entity;

(v)         contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

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(vi)        contract relating to settlement of any administrative or judicial proceedings within the past five years;

(vii)       contract relating to any single or series of related capital expenditures by the Company or any Company Subsidiary in excess of $100,000;

(viii)      contract pursuant to which the Company or any Company Subsidiary has undertaken to indemnify any of its directors, officers or other employees;

(ix)         contract where the Company or any Company Subsidiary is a party, pursuant to which Personal Information is shared, sold, rented, licensed, stored (whether physically, on the cloud, or by other electronic means), transferred or otherwise made available (collectively "Access") by the Company or any Company Subsidiary to or with third persons and for which such third person's Access to Personal Information is (A) a purpose of the contract or provided for the purpose of generating revenue, and (B) not ancillary to the performance of services by such third person for the Company or any Company Subsidiary or any of their respective employees or customers;

(x)          (A) material partnership, joint venture agreement or alliance to which the Company or any Company Subsidiary is a party or (B) revenue or earnings sharing agreement to which the Company or any Company Subsidiary is a party other than in the case of clause (B) agreements entered in the ordinary course of business that are not individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole;

(xi)         contract (A) providing for the disposition or acquisition of any assets, business, securities or otherwise outside the ordinary course of business by the Company or any Company Subsidiary or for consideration in excess of $15,000, or (B) pursuant to which the Company or any Company Subsidiary has any ownership interest in any other person or other business enterprise, other than other Company Subsidiaries, that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(xii)         contract that by its terms calls for, or would reasonably be expected to result in, aggregate payments or consideration or other performance by or to the Company or any Company Subsidiary of more than $100,000 in calendar year 2016;

(xiii)       contract with a Major Customer or Major Supplier;

(xiv)      license (inbound and outbound), sublicense, development agreement, or other agreement under which the Company or any Company Subsidiary has granted or received the right to use any Intellectual Property rights (other than licenses for readily available commercial software with a license fee of no more than $10,000 per year), in each case (i) that are material to the business of the Company and the Company Subsidiaries; (ii) that require recurring payments; or (iii) that would, following the Merger Closing Date, purport to bind Parent or its subsidiaries (other than the Company and Company Subsidiaries) or their respective Intellectual Property rights;

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(xv)       contract providing for the Company or any Company Subsidiary to purchase, obtain or distribute all or substantially all of its requirements for, or all or substantially all of a third person's output of, any product or service, or providing for the Company or any Company Subsidiary to sell all or substantially all of its output of, or supply all or substantially all of a third person's requirements for, any product, content or service, including, for the avoidance of doubt, any contracts containing exclusivity or similar provisions restricting the Company or any Company Subsidiary;

(xvi)       contract incorporating any most-favored-nations clause; or

(xvii)     contract that would, to the Knowledge of the Company, (A) be binding after the Merger Closing upon Parent or Parent's Affiliates (other than the Company and its Affiliates as of the date hereof) or (B) give the counterparty to such contract the right to terminate such contract or pursue a claim for breach by the Company or its Affiliates party thereto based upon the acts or omissions of Parent or Parent's Affiliates (other than the Company and its Affiliates as of the date hereof). Each contract of the type described in this Section 3.13 is referred to herein as a "Company Material Contract."

(b)           Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, a valid and binding obligation of each other party thereto. Each Company Material Contract is in full force and effect, except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.14.         Litigation. There is no claim suit, action, investigation, arbitration or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, if determined adversely in accordance with the claimant’s demands, would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 3.15.        Compliance with Laws.

(a)          Each of the Company and the Company Subsidiaries is, and since January 1, 2014 has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. This Section 3.15(a) does not relate to environmental matters or Company Benefit Plans or Company Benefit Agreements.

(b)          None of the Company, any of the Company Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except for any action that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.16.        Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is and, since January 1, 2014 has been, in compliance with all Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under Environmental Laws for it to conduct its business as presently conducted, (iii) none of the Company or the Company Subsidiaries has received any notice, request for information, citation, summons, demand, complaint or claim since January 1, 2015 or that otherwise remains unresolved alleging that the Company or any Company Subsidiary has violated or has any liability (whether absolute or contingent) under any Environmental Law and (iv) other than in a manner that would not reasonably be expected to result in a liability of the Company or the Company Subsidiaries, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, emitted, released, spilled or leaked (“Released”) by the Company or the Company Subsidiaries or, to the knowledge of the Company, by any third party at, in, from, under, or to any property now or previously owned, leased or operated by the Company or the Company Subsidiaries (or any of their respective predecessors in interest for whom they could have liability) or any property to which the Company or any Company Subsidiary has sent waste for disposal, recycling or incineration.

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Section 3.17.        Intellectual Property.

(a)          The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted except for Intellectual Property the absence of which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Registered Intellectual Property. Company owns and possesses, free and clear of all liens, all right, title and interest in and to, or possesses the valid and enforceable right to use, all Intellectual Property used in the operation of the businesses of the Company as currently conducted. All Company Registered Intellectual Property is subsisting in all material respects. To the knowledge of the Company, all Company Registered Intellectual Property is valid and enforceable.

(c)          The conduct of the business of the Company and the Company Subsidiaries as presently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, except for such infringements, violations and misappropriations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person since January 1, 2015 alleging any such infringement, violation or misappropriation, and the Company is not aware of any basis for such claim or notice except for any such alleged infringement, violation or misappropriation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)          To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Intellectual Property of the Company or any of the Company Subsidiaries, except for infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)          The Company has taken reasonable steps to maintain the confidentiality of and to otherwise protect and enforce its rights in all proprietary information, including any proprietary information that the Company holds as a trade secret. All current or former employees, consultants and contractors of, and any third parties contracted by, or on behalf of, the Company that have created any Intellectual Property of the Company have executed an agreement with the Company assigning all rights and interests in any Intellectual Property developed by said employee, consultant or contractor while working within his or her employment at the time of such development, to the Company, and, to the knowledge of the Company, no party to any such agreement is in breach thereof.

(f)          Neither the execution, delivery, or performance of this Agreement or any of the agreements or documents contemplated hereby nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property of the Company; (ii) the release, disclosure, or delivery of any Intellectual Property of the Company, including any source code, by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property of the Company.

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(g)          No Software or any other Intellectual Property of the Company is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any such Company Software, except in each case for any obligations or conditions that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.18.        Insurance. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any of the Company Subsidiaries is in default under any such insurance policy and (iii) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.19.        Customers and Suppliers.

(a)          Section 3.19(a) of the Company Disclosure Letter sets forth the names of the ten (10) largest customers of the Company and the Company Subsidiaries measured by dollar value of goods or services sold since January 1, 2014 through the date of this Agreement, (each, a "Major Customer"). None of the Major Customers has notified the Company or any of its subsidiaries in writing that it is (or is considering) (i) canceling or terminating its relationship with the Company or any of its subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of its subsidiaries.

(b)          Section 3.19(b) of the Company Disclosure Letter sets forth the names of ten (10) largest suppliers of the Company and the Company Subsidiaries measured by dollar value of goods or services purchased since January 1, 2014 through the date of this Agreement, (each, a "Major Supplier"). None of the Major Suppliers has notified the Company or any of its subsidiaries in writing that it is (or is considering) (i) canceling or terminating its relationship with the Company or any of its subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of its subsidiaries.

Section 3.20.        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Oppenheimer & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates.

Section 3.21.        Opinions of Financial Advisors. The Company Board has received the opinion of Oppenheimer & Co. Inc. dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors, assumptions and qualifications set forth in its opinion, the consideration to be received by the Company’s stockholders in the Offer and the Merger is fair to such holders, from a financial point of view, and a true and complete copy of such opinion will be made available to Parent for informational purposes only immediately following the date of this Agreement.

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Section 3.22.        Anti-Takeover Provisions. The Company Board has taken all necessary action so that no “business combination”, “fair price”, “moratorium”, “control share acquisition” or other state or federal anti-takeover Law (including Section 203 of the DGCL) (each, a “Takeover Law”) is applicable to this Agreement, the Support Agreements, the Offer, the Merger or the other Transactions. The action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. True, complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the date hereof. The Company is not party to or subject to any stockholder rights agreement, a “poison pill” or similar anti-takeover agreement or plan and the Company Board has not adopted or authorized the adoption of such agreement or plan.

Article IV
Representations And Warranties Of Parent And Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1.          Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

Section 4.2.          Merger Sub. Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, of which 100 shares are outstanding. All of such outstanding shares have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of any Lien.

Section 4.3.          Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Neither the approval nor adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights and remedies, or by general principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

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Section 4.4.          No Conflicts; Consents.

(a)          The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other Transactions and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third Person) in the Transactions or (B) that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5.          Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Stock, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

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Section 4.6.          Brokers. No broker, investment banker, financial advisor or other Person is entitled to receive from the Company or any of the Company Subsidiaries any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates.

Section 4.7.          Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.8.          Ownership of Company Common Stock. Neither Parent nor Merger Sub is, or at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their affiliates or associates (as defined in Section 203 of the DGCL) owns (within the meaning of Section 203 of the DGCL) any Company Stock or holds any rights to acquire any Company Stock (or any interests therein) except pursuant to this Agreement.

Section 4.9.          Available Funds. Parent and Merger Sub have on the date hereof, or will have as of the Acceptance Time and Effective Time, immediately available funds sufficient to consummate the Offer, the Merger and the other Transactions (including, without limitation, funds sufficient in the aggregate to acquire all outstanding shares of Company Stock, make all payments required pursuant to Section 6.4, and pay all fees and expenses in connection with the Offer, the Merger and the other Transactions and as otherwise contemplated by this Agreement). Parent and Merger Sub’s obligations under this Agreement are not subject to any condition to Parent’s or Merger Sub’s obtaining of financing or funds to consummate the Offer, the Merger or the other Transactions.

Article V
Covenants Relating to Conduct of Business

Section 5.1.          Conduct of Business of the Company. Except for matters set forth in Section 5.1 of the Company Disclosure Letter or otherwise specifically permitted or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Authorizations, (iii) maintain all leases and all personal property (reasonable wear and tear excepted) that are material to the Company and the Company Subsidiaries, taken as a whole, used by the Company and the Company Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties), (iv) keep available the services of its officers and employees and (v) preserve its present relationships with those with whom it has material business dealings. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Letter or otherwise specifically permitted or required by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

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(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based units (performance based or otherwise) or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards, in each case in accordance with the terms of the applicable award or instrument as in effect on the date of this Agreement;

(b)          issue, grant, deliver or sell any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights to acquire such shares, any Voting Company Debt or any other rights that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the conversion of Company Preferred Stock, in each case in accordance with the terms of the applicable plan, award or instrument as in effect on the date of this Agreement (or, if later, the date the applicable award or instrument is granted), provided that in all respects such terms shall be consistent with the terms of awards of the same type outstanding as of the date of this Agreement;

(c)          amend its Certificate of Incorporation, By-laws or other comparable organizational documents, except, in the case of Company Subsidiaries, for amendments that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;

(d)          acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary);

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(e)          except as required by applicable Law or by the terms of a Benefit Plan or Benefit Agreement set forth on Section 3.11(a) of the Company Disclosure Letter, (A) grant or provide any severance or termination payments or benefits to any director, officer, independent contractor or employee of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice for any employee of the Company below the level of vice president, (B) increase or agree to increase the compensation or employee benefits of, or make any new equity awards to, any such individual, except for increases in base salary, annual target incentive compensation (excluding equity-based compensation) or employee benefits in the ordinary course of business consistent with past practice in connection with the promotion of any employee of the Company below the level of vice president; (C) establish, adopt, terminate, accelerate benefits under or materially amend any Benefit Plan or Benefit Agreement (or any arrangement that would be a Benefit Plan or Benefit Agreement if in effect on the date hereof) or any collective bargaining agreement; or (D) hire or terminate the employment (other than for cause) of any vice president-level employee or above of the Company or any Company Subsidiary;

(f)          make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by changes in (i) GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) Law, including Regulation S-X under the Securities Act;

(g)          sell, transfer, lease, sublease, license (other than licenses granted in the ordinary course of business consistent with past practice), mortgage, encumber or otherwise dispose of or purchase or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, any of its material properties or assets with a fair market value in excess of $25,000 individually or $100,000 in the aggregate to any Person, except in the ordinary course of business consistent with past practice pursuant to Contracts in force at the date of this Agreement;

(h)          (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (except for short-term borrowings incurred in the ordinary course of business, including under the Company’s revolving credit facility as in effect on the date of this Agreement), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company or any Company Subsidiary or (B) any acquisition not in violation of clause (d) above;

(i)          other than in accordance with the Company’s capital expenditure budget, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $100,000;

(j)          (i) except as required by Law, make or change any material Tax election, change any annual Tax accounting period, adopt or materially change any method of Tax accounting, file any material amended Company Return or enter into any material closing agreement, settle any material Tax claim or assessment or surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability, or (ii) except as required by Law or in the ordinary course of business, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

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(k)          (A) enter into any Contract which would have been a Company Material Contract if entered into prior to the date hereof, (B) amend or terminate any Company Material Contract in any material respect, or (C) waive or grant any release or relinquishment of any material rights under, or renew, any such Company Material Contract, in each case, except for such actions with respect to customer Contracts, which actions are in the ordinary course of business consistent with past practice and are not otherwise in violation of Section 5.1;

(l)          settle, or offer or propose to settle, (i) any Proceeding involving or against the Company or any of the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, or (ii) any stockholder litigation or dispute against the Company or any of its officers or directors that relates to this Agreement, the Support Agreements or the Transactions;

(m)          (xv) terminate or permit to lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy in any manner materially adverse to Parent or to the Company and the Company Subsidiaries, taken as a whole; or

(n)          authorize, commit or agree to take any of the foregoing actions.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and the Company Subsidiaries’ respective business operations.

Section 5.2.          No Solicitation.

(a)          From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, except to the extent expressly provided in Section 5.2(c), the Company shall not and shall not authorize or permit any Company Subsidiary to, and the Company shall cause its Representatives and each Company Subsidiary’s Representatives not to, (i) directly or indirectly solicit, initiate or knowingly facilitate or encourage the submission to the Company of any Company Takeover Proposal or any inquiry relating thereto, (ii) enter into any agreement, contractual arrangement or understanding with respect to any Company Takeover Proposal, (iii) participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to or in connection with, or take any other action intended to facilitate or encourage the submission to the Company of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (iv) except in connection with a termination of this Agreement by the Company pursuant to Section 8.1(d) in the case of a Superior Company Proposal (provided that the Company has complied with the provisions of Section 5.2(f)), waive the provisions of, opt out of, or take any action to render inapplicable to any Company Takeover Proposal or any Person (other than Parent, Merger Sub or any of their affiliates) the provisions of, any Takeover Law, or (v) fail to enforce, or grant any waiver or release under, any standstill or similar agreement in effect with respect to any capital stock of the Company or any of the Company Subsidiaries. Any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of the Company Subsidiaries shall be a breach of this Section 5.2 by the Company.

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(b)          The Company shall, shall cause the Company Subsidiaries, and shall cause its Representatives and its and each Company Subsidiary’s Representatives to, immediately (i) cease all discussions and negotiations regarding any proposal pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal; provided, however, that nothing in this Section 5.2 shall preclude the Company or its Representatives from contacting any Person solely for the purpose of complying with the provisions of this Section 5.2(b).

(c)          Notwithstanding anything to the contrary contained in this Section 5.2 or any other provision of this Agreement, at any time prior to the Acceptance Time, (x) the Company may contact the Person making any Company Takeover Proposal that did not result from a breach of this Section 5.2 solely to clarify the terms and conditions thereof and (y) in response to a Company Takeover Proposal that did not result from a breach of this Section 5.2 and that the Company Board determines, in good faith, After Consultation, constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, not later than 24 hours after the time such information is first provided or made available to such Person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other Person which was not previously furnished or made available to Parent, except to the extent providing Parent with such information would violate applicable Law, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal, including soliciting the making of a revised Qualifying Company Takeover Proposal.

(d)          The Company shall as promptly as practicable (and in any event within 24 hours after its receipt thereof) notify Parent in writing of any Company Takeover Proposal, which notice shall include the identity of the Person making any such Company Takeover Proposal and the material terms thereof. The Company shall keep Parent reasonably informed of the status of any such Company Takeover Proposal (including promptly informing Parent of any change to the material terms or conditions thereof).

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(e)          Neither the Company Board (nor any committee thereof) shall (i) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action or (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Company Takeover Proposal has been made, fail to reaffirm the Company Board Recommendation upon request of Parent within five (5) business days after Parent requests such reaffirmation (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement-in-principle, acquisition agreement, merger agreement, business combination agreement, recapitalization agreement, business reorganization agreement or other similar agreement relating to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into under the circumstances set forth in clause (y)(A) of Section 5.2(c)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, but subject to Section 5.3(f), the Company Board may effect an Adverse Recommendation Change and the Company may terminate this Agreement pursuant to Section 8.1(f) in accordance with Section 8.4(b) if, and only if, (i) the Company has received a written Company Takeover Proposal that did not result from a breach of this Section 5.2 and the Company Board determines, in good faith, After Consultation, that such Company Takeover Proposal constitutes a Superior Company Proposal or (ii) if the Company Board determines, in good faith, After Consultation, that due to the occurrence of an Intervening Event, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(f)          The Company Board shall not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(f) unless (A) at least three business days prior to any intended meeting of the Company Board at which the Company Board shall consider and determine whether to make such Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(f), the Company provides Parent with written notice of the date and time of such Company Board meeting (which notice shall not constitute an invitation from the Company Board for Parent or Merger Sub or any of their affiliates or Representatives to attend such meeting) and the actions which the Company Board intends to consider and determine at such Company Board meeting, and containing (x) if the action being considered and determined at such Company Board meeting is in respect of a Superior Company Proposal, a copy of the most current version of the proposed agreement providing for such Superior Company Proposal and the identity of the Person(s) making the Superior Company Proposal or (y) if the action being considered at such Company Board meeting is in respect of an Intervening Event, a reasonably detailed description of the facts and circumstances constituting such Intervening Event, and the reasons why an Adverse Recommendation Change or termination of this Agreement pursuant to Section 8.1(f) is being considered by the Company Board in respect thereof, and (B) Parent does not deliver in writing to the Company, within three business days after its receipt of the aforementioned notice of the Company Board meeting, a binding proposal to amend or modify this Agreement and, as applicable, all other Transaction documents (submitted to the Company in the form of a proposed definitive amendment to or restatement of this Agreement and, as applicable, all other Transaction documents) that (x) in the case of any action being considered in response to a Superior Company Proposal, and giving effect to such amendments and modifications proposed by Parent, enables the Company Board to determine, in good faith, After Consultation, that the Superior Company Proposal no longer constitutes the same (it being hereby understood and agreed that any material amendment to the financial or other material terms of such Superior Company Proposal shall require the Company to deliver to Parent and Merger Sub a new written notice of the type aforementioned and upon receipt thereof Parent and Merger Sub shall have a new two (rather than three) business day period under this Section 5.2(f) to submit to the Company a binding proposal to amend or modify this Agreement), or (y) in the case of any action being considered in respect of an Intervening Event, and giving effect to such amendments and modifications proposed by Parent, enables the Company Board to determine, in good faith, After Consultation, that the failure to effect an Adverse Recommendation Change would not be inconsistent with its fiduciary duties under applicable Law. During any such three or two business day period referred to in the preceding sentence, the Company shall, and shall use its reasonable efforts to cause its Representatives to, negotiate in good faith with Parent with respect to any binding amendments and modifications proposed by Parent to the terms of this Agreement and the Transactions.

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(g)          Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the holders of Company Stock a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A under the Exchange Act or (ii) making any disclosure to the holders of Company Stock if the Company Board determines, in good faith, After Consultation, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change shall only be made in accordance with the terms and conditions of this Agreement; provided, however, that (x) any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (or any similar communications to the holders of Company Common Stock, whether or not in the context of a tender offer or exchange offer, that discloses the existence or occurrence of any state of facts, events, conditions or developments but does not include an Adverse Recommendation Change) and (y) any disclosure of information to the holders of Company Common Stock that only describes the Company’s receipt of a Company Takeover Proposal and the operation and applicability of this Agreement with respect thereto but does not include an Adverse Recommendation Change shall, in the case of clause (x) and (y) of this proviso to this Section 5.2(g), not be deemed to constitute an Adverse Recommendation Change for purposes of this Agreement.

Article VI
Additional Agreements

Section 6.1.          Section 251(h) of DGCL Governs the Merger. Parent, Merger Sub and the Company intend, acknowledge and agree that the Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation (as defined in Section 251(b) of the DGCL) of the Offer without a meeting of the holders of Company Common Stock pursuant to Section 251(h) of the DGCL.

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Section 6.2.          Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the period from and after the date hereof and prior to the Acceptance Time to all of their respective properties, books, records and Contracts and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as practicable, to Parent all information concerning its business, assets, liabilities and personnel as Parent reasonably may request. Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company Subsidiaries shall be required to afford access or furnish information to Parent or its Representatives to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party, (b) such information constitutes or relates to the minutes of any meetings, deliberations or determinations of the Company Board or any duly constituted committee thereof (including any presentations or other materials prepared by or for the Company Board) where the Company Board reviewed, discussed, considered and resolved to take action(s) in respect of the Offer, the Merger, any of the other Transactions or any similar or alternative transaction(s) between the Company and any other Person (including with respect to any Company Takeover Proposal) or (c) the Company Board determines, in good faith, After Consultation, that affording such access or furnishing such information could jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries, violate applicable Law or result in significant antitrust risk for the Company or any of the Company Subsidiaries. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement dated June 11, 2015 between the Company and Parent (the “Confidentiality Agreement”) and Parent shall cause its Representatives to comply with their respective obligations thereunder.

Section 6.3.          Reasonable Best Efforts; Notification.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all necessary actions or non-actions, waivers and Consents from, making all necessary registrations, declarations and filings with, and taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement and the Transactions; (ii) defending and contesting all Proceedings, whether judicial or administrative, challenging the enforceability of this Agreement or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) executing and delivering all additional instruments necessary to consummate the Transactions and to fully effectuate the intent and purposes of this Agreement. In connection with and without limiting the generality of the foregoing, each of Parent, Merger Sub, the Company and the Company Board shall (A) take all action necessary to ensure that no Takeover Law is or becomes applicable to any Transaction or this Agreement and (B) if any Takeover Law becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable upon the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Transactions and this Agreement.

(b)          [Reserved].

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(c)          Without limiting the generality of the parties’ obligations under Section 6.3(a), and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, make all necessary filings and obtain all necessary consents, certifications or waivers with respect to the transfer and continuation of all permits, licenses and other regulatory matters required by state public utility commissions or applicable state Governmental Entities; provided, however, that the failure to make any such filing or obtain any such consent or waiver shall constitute neither a Company Material Adverse Effect nor a Legal Restraint for purposes of this Agreement.

Section 6.4.          Equity Awards.

(a)          Not later than 10 business days after the date of this Agreement, the Company Board (or, if appropriate, any Board Committee administering the applicable Company Stock Plan) shall adopt such resolutions and take all such other actions as shall be required to ensure the occurrence of the following, which shall occur by virtue of the Merger and without any further action by the Company or on the part of any holder of any applicable award:

(i)          immediately prior to the Effective Time, each Company Stock Option, whether vested or unvested, outstanding immediately prior to the Effective Time, shall become fully exercisable and may be exercised immediately prior to the Effective Time. To the extent not exercised prior to the Effective Time, then immediately prior to the Effective Time, each Company Stock Option shall be canceled, with the holder of such Company Stock Option becoming entitled to receive an amount in cash equal to the product of (A) the positive excess, if any, of (1) the Common Merger Consideration over (2) the exercise price per share of Company Common Stock then in effect in respect of such Company Stock Option, and (B) the aggregate number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (the “Option Cancellation Payment”); and

(ii)         terminate the Company Stock Plans effective as of the Effective Time.

(b)          All Option Cancellation Payments payable pursuant to this Section 6.4 shall be subject to any required withholding of Taxes and shall be paid without interest. Each of the Surviving Corporation, Parent and their respective subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Stock Options pursuant to this Agreement such Option Cancellation Payments as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Stock Options in respect of which such deduction or withholding was made.

(c)          Subject to Section 6.4(b), promptly following the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its subsidiaries to, pay through its payroll system or otherwise all Option Cancellation Payments payable pursuant to Section 6.4(a) to the former holders of Company Stock Options, as applicable; provided, however, that, to the extent any such amounts constitute nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time permitted under the terms of the applicable agreement or Company Stock Plan that will not trigger a tax or penalty under Section 409A of the Code.

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Section 6.5.          Employee Matters.

(a)          The Surviving Corporation shall provide or cause to be provided to each employee of the Company and each Company Subsidiary who continues as an employee of the Surviving Corporation or Parent or any of their respective subsidiaries following the Merger Closing Date (a "Continuing Employee"), for a period extending until the earlier of the termination of such Continuing Employee's employment with such entities or (i) the six month anniversary of the Merger Closing Date, (x) a base wage or salary that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (y) bonus opportunity and employee benefits (excluding defined benefit plans and/or equity compensation plans) in the aggregate that are either substantially the same as the Continuing Employee’s incentive compensation and employee benefits immediately prior to the Effective Time or substantially comparable to those provided to similarly situated employees of Parent and its subsidiaries. The provisions of this Section 6.5 shall not be construed or interpreted to restrict in any way the Surviving Corporation's or Parent's ability to amend, modify or terminate any Company Benefit Plan (including to change the entities who administer such Company Benefit Plans, or the manner in which such Company Benefit Plans are administered) or any other plan made available to the Continuing Employees or to terminate any person's employment at any time and for any reason.

(b)          [Reserved]

(c)          With respect to all plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals (other than the accrual of benefits under a defined benefit pension plan, sabbatical programs and equity compensation plans), each Continuing Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)          With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to subject to any limitations provided under applicable Law and/or insurance contract, preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

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(e)          Without limiting the generality of Section 9.8, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no Continuing Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 9.8 with respect to Section 6.6), and no provision of this Section 6.5 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any of its subsidiaries. Nothing herein shall be construed as the establishment or modification of or an amendment to any Company Benefit Plan, Company Benefit Agreement or plan, program, policy, agreement, arrangement or understanding of Parent or its affiliates, and nothing herein shall obligate Parent or any of its affiliates to maintain any particular Company Benefit Plan or Company Benefit Agreement.

Section 6.6.          Indemnification.

(a)          All rights to indemnification and exculpation from liabilities (and all rights to advancement of expenses) for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to any employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries in effect as of the date hereof (i) shall survive the Merger, (ii) shall continue in full force and effect in accordance with their respective terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iii) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)          Without limiting Section 6.6(a) or any rights of any Indemnified Party pursuant to the Company Certificate of Incorporation, the Company By-Laws, any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to any employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of an undertaking, if any, required by applicable Law), judgments, fines, awards and amounts paid in settlement or compromise of or in connection with any such threatened or actual Proceeding. None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with each Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder, in each case at its own expense; provided that, absent an actual or potential conflict of interest, in which case such Indemnified Party shall control and appoint its own lead counsel at Parent’s or the Surviving Corporation’s expense, as applicable, Parent and the Surviving Corporation shall be entitled to control and appoint lead counsel for such defense. Parent’s and the Surviving Corporation’s obligations under this Section 6.6(b) shall continue in full force and effect for the period beginning immediately following the Effective Time and ending six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

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(c)          The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning immediately following the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning immediately following the Effective Time and ending six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 250% of the annual premium payable by the Company for coverage for the fiscal year ending December 31, 2015 under the Existing D&O Policies (which amount the Company represents and warrants is set forth in Section 6.6(c) of the Company Disclosure Letter); provided further that if the annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, be obligated to obtain the most advantageous policy available for an annual premium equal to such amount; and provided further that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party.

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(d)          In the event that (i) the Surviving Corporation or any of its successors or permitted assigns (A) consolidates with or merges into any other Person and is not the continuing, resulting or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves, liquidates or winds up the Surviving Corporation, then, and in each such case, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to make, proper provision so that, as a condition precedent to the consummation or effectiveness of any such transaction, the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.6.

(e)          The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in any manner so as to adversely affect any Indemnified Party to whom this Section 6.6 applies without the prior written consent of such affected Indemnified Party. The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for or in lieu of, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 6.7.          Fees and Expenses.

(a)          Except as set forth in this Section 6.7 and Section 6.9, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)          In the event that:

(i)          the Company terminates this Agreement pursuant to Section 8.1(f) (Superior Company Proposal);

(ii)         Parent terminates this Agreement pursuant to Section 8.1(d) (Adverse Recommendation Change); or

(iii)        (A) a Company Takeover Proposal is publicly proposed or announced or the making or existence of a Company Takeover Proposal otherwise becomes publicly known after the date of this Agreement and such Company Takeover Proposal is not subsequently withdrawn, and thereafter, (B) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(i) (Lapse of Outside Date), or Parent terminates this Agreement pursuant to Section 8.1(c) (Company Breach) and (C) the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal within 12 months of such termination then, the Company shall reimburse Parent and Merger Sub for all costs and expenses incurred by Parent and Merger Sub related to the Offer, including costs related to due diligence, preparation and negotiation of this Agreement and costs related to the Offer Documents (the “Expense Reimbursement”); provided, however, that in no event shall the Expense Reimbursement exceed $620,000 in the aggregate.

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For purposes of this Section 6.7(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term, except that all references to 35% in the definition thereof shall be deemed to be references to 50.1%. Any fee due under this Section 6.7(b) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within two business days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within two business days after the date of the consummation of such Company Takeover Proposal. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company the Expense Reimbursement on more than one occasion, whether or not the Expense Reimbursement may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)          Acceptance by Parent of the Expense Reimbursement in circumstances in which the Expense Reimbursement is payable, shall constitute acceptance by Parent of the validity of any termination of this Agreement. Except in the case of fraud, payment of the Expense Reimbursement described in this Section 6.7 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss or damages suffered as a result of the failure of the Transactions to be consummated, and upon payment of the Expense Reimbursement, none of the Company or the Company Subsidiaries or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)          The Company, Parent and Merger Sub each acknowledges that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement, that, without these agreements, the parties hereto would not have entered into this Agreement, and that the Expense Reimbursement is not a penalty, but instead constitutes liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Expense Reimbursement is payable by or on behalf of the Company for the efforts and resources expended and the opportunities foregone by Parent and Merger Sub while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Offer, the Merger and the other Transactions, which amount otherwise would be impossible to quantify or calculate with precision. Accordingly, if the Company fails to promptly pay or cause to be paid all or any portion of the Expense Reimbursement due to Parent pursuant to this Section 6.7, it shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by Parent or Merger Sub in connection with any legal action commenced by Parent or Merger Sub to enforce the provisions of this Section 6.7 that results in a judgment against the Company for such amount.

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 Section 6.8.          Public Announcements. The initial press release regarding Offer and the Merger shall be a joint press release in a form as agreed to by the parties. Thereafter (a) the Company shall not, without the consent of Parent, make any press releases or other public communications (including with respect to this Agreement, the Transactions or the financial performance of the Company and its Subsidiaries) except (i) as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in which case the Company will, to the extent not prohibited by Law, prior to making such release or announcement, provide a copy of such release or announcement to Parent and consult with Company’s and Company Subsidiaries’ products and services, which releases, communications and statements are in the ordinary course of business and consistent with past practice and (b) Parent shall consult with the Company regarding any press releases or other public announcements with respect to this Agreement and the Transactions, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or statements substantially consistent with past statements made in accordance with this Section 6.8. Notwithstanding the foregoing, and for purposes of clarification, the restrictions set forth in this Section 6.8 shall not apply with respect to any public statement, disclosure, communication to holders of Company Stock or announcement by the Company regarding any Adverse Recommendation Change, Superior Company Proposal, or any public statement, disclosure, communication to holders of Company Stock or announcement otherwise contemplated by Section 5.2(g).

Section 6.9.          Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10.         Transaction-Related Litigation. Prior to any termination of this Agreement in accordance with Article VIII, the Company shall promptly advise Parent of any Proceeding commenced or, to the knowledge of the Company, threatened against the Company or its directors or officers relating to any of the Transactions and shall keep Parent promptly and reasonably informed regarding any such Proceeding. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to Parent’s views with respect thereto; provided, however, that the Company shall control such defense, and this Section 6.10 shall not give Parent the right to direct such defense; and provided further, that no settlement or compromise of any such Proceeding shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.11.         Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and its Compensation Committee) shall take all such steps as may be required to cause to be exempt pursuant to Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of this Agreement (to the extent permitted by this Agreement) will be, entered into by the Company or any of the Company Subsidiaries with current or future directors, officers, employees or other service providers of the Company or any of the Company Subsidiaries and to ensure that any such arrangements fall within the non-exclusive safe harbor provisions of Rule 14d-10. Promptly upon Parent or any of its affiliates entering into any such arrangement with any current or future director, officer, employee or other service provider of the Company or any of the Company Subsidiaries, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.11.

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Section 6.12.         Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

Section 6.13.         Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of their respective obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.14.         Stock Exchange De-Listing. Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to cause the delisting of the Company Common Stock from the NASDAQ as promptly as possible after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as possible after such delisting.

Section 6.15.         FIRPTA Certificate. On the Merger Closing Date, the Company shall provide to Parent an affidavit, dated as of the Merger Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, certifying that the Company Common Stock and other shares of Company capital stock are not “United States real property interests” within the meaning of Section 897 of the Code, together with evidence reasonably satisfactory to Parent that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulation section 1.897-2(h)(2), so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger.

Article VII
Conditions Precedent to the Merger

Section 7.1.          Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)          No Legal Restraints. No temporary or permanent Judgment issued by any Governmental Entity of competent jurisdiction or Law or other legal restraint or prohibition (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b)          Acceptance for Payment of Company Common Stock. Merger Sub shall have accepted for payment all shares of Company Stock validly tendered and not withdrawn pursuant to the Offer and shall have irrevocably deposited with the Paying Agent all of the funds contemplated by the sixth sentence of Section 1.1(a) and by Section 1.1(c).

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Article VIII
Termination, Amendment and Waiver

Section 8.1.          Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)          subject to Section 8.3, by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company:

(i)          if the Acceptance Time has not occurred on or before June 15, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure to consummate the Offer is the result of a material breach of this Agreement by such party; or

(ii)         if any Legal Restraint permanently preventing or prohibiting consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have complied with its obligations under Section 6.3 in respect of any such Legal Restraint;

(c)          by Parent, prior to the Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any Offer Conditions and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement;

(d)          by Parent, prior to the Acceptance Time, if an Adverse Recommendation Change has been made;

(e)          by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date; provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(f)          by the Company, prior to the Acceptance Time, in accordance with Section 8.4(b).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall furnish written notice of such termination to the other party in accordance with Section 9.2.

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Section 8.2.          Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement forthwith shall become null and void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the knowing and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable to the other party for damages), which shall include, the case of a breach by Parent or Merger Sub, liability to the Company for lost stockholder premium, lost opportunity, punitive, consequential and expectation damages), other than the last sentence of Section 6.2, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination. Parent and Merger Sub agree and acknowledge that the failure of Parent and Merger Sub to consummate the Offer or the Merger on the dates required by Article I or Article II, as applicable, after the applicable conditions set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Acceptance Time or on the Merger Closing Date, as the case may be, and which are capable of being satisfied at the Acceptance Time or on the Merger Closing Date, as applicable, assuming for purposes hereof that the date of termination is the date of the Acceptance Time or the Merger Closing Date, as applicable) have been satisfied or waived shall constitute a knowing and intentional material breach by Parent and Merger Sub.

Section 8.3.          Amendment; Extension; Waiver.

(a)          At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive (to the extent permitted by applicable Law) compliance by the other parties with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, (A) after the Acceptance Time, termination of this Agreement pursuant to Section 8.1(a) and any amendments to this Agreement shall require, in addition to the consent of Parent and Merger Sub, the consent of the Company Board and, at the time of such consent, either (x) a majority of the Company’s directors who served on the Company Board on the date hereof or were nominated or designated to be directors by a majority of the Company’s directors serving on the Company Board on the date hereof (such directors, “Continuing Directors”) or (y) if the Continuing Directors constitute a minority of the Board of Directors, each Continuing Director approves such termination or amendment and (B) no amendment shall be made to this Agreement after the Effective Time.

(b)          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4.          Procedure for Termination, Amendment, Extension or Waiver.

(a)          Any termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 8.3 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors. Termination of this Agreement pursuant to Section 8.1 shall not require the approval of the holders of the Company Stock.

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(b)          The Company may terminate this Agreement pursuant to Section 8.1(f) if, and only if, (i) the Company Board has received a Superior Company Proposal, (ii) the Company has complied in all material respects with its obligations under Section 5.2(f) and (iii) simultaneously with such termination of this Agreement the Company pays or causes to be paid to Parent, the Expense Reimbursement that is due and payable to Parent pursuant to Section 6.7 and Section 8.1(f).

Article IX

General Provisions

Section 9.1.          Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to

Biotelemetry, Inc.

1000 Cedar Hollow Rd.

Suite 102

Malvern, PA 19355

Attention: Peter Ferola, Senior Vice President, General Counsel and Secretary

E-mail: peter.ferola@biotelinc.com

with a copy (which shall not constitute notice pursuant to this Section 9.2) to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Ft. Lauderdale, FL

Attention: Flora R. Perez and Matthew Miller

E-mail: perezf@gtlaw.com

millerma@gtlaw.com

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(b)          if to the Company, to

VirtualScopics, Inc.

500 Linden Oaks

Rochester, New York

Attention: Eric Converse

E-mail: eric_converse@virtualscopics.com

with copies (which shall not constitute notice pursuant to this Section 9.2) to each of:

Woods Oviatt Gilman LLP

700 Crossroads Building

2 State Street

Rochester, New York 14614

Attention:  Gregory W. Gribben

             Sean D. Jensen

Email: ggribben@woodsoviatt.com

            sjensen@woodsoviatt.com

Section 9.3.           Definitions. As used herein, the following terms have the following meanings:

“affiliate” means, with respect to any specified Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality and standstill agreement may omit or contain provisions that are less favorable to the Company than those contained in the Confidentiality Agreement if, and only if, simultaneously with the execution and delivery thereof by the Company the Confidentiality Agreement is correspondingly amended.

“After Consultation” means, with respect to the Company Board, after consultation with the Company financial advisor and the Company’s outside legal counsel; provided, however, that if such consultation relates solely to matters of Law, “After Consultation” means solely, with respect to the Company Board, after consultation with the Company’s outside legal counsel.

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“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.

“business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York City.

“Commonly Controlled Entity” means any Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary, on the other hand (but excluding any Company Benefit Plans).

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and other compensation, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, disability, death benefit, hospitalization, medical, post-employment or retirement or other employee benefits plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company, any Company Subsidiary or any Commonly Controlled Entity, in each case for the benefit of any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary would reasonably be expected to have any liability.

“Company Material Adverse Effect” means any change, event, effect or occurrence that has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either individually or in the aggregate, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect or occurrence to the extent resulting from or arising in connection with (A) conditions in the industries in which the Company and the Company Subsidiaries currently operate, (B) economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in respect of securities), in each case in the United States or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or the interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak of hostilities, any acts of war, civil insurrection, sabotage or terrorism, or any escalation or worsening of any such hostilities, acts of war, civil insurrection, sabotage or terrorism, (E) any hurricane, tornado, flood, tsunami, seismic, tectonic or volcanic event, or other natural or man-made disaster or force majeure events, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, cash flows, cost controls or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being agreed and understood, however, that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including any stockholder (direct claim or derivative claim) Proceeding in respect of the Company’s decision, method or process to sell control of the Company or any Proceeding otherwise in respect of this Agreement or any of the Transactions, and actions required by the covenants contained in this Agreement (excluding the Company’s covenant in Section 5.1 to operate in the ordinary course of business) and any loss of or change in any relationship with any customer, supplier, vendor, contact counterparty or other business partner, or the departure, cessation of employment, termination or resignation of any employee or officer, of the Company or any of the Company Subsidiaries to the extent resulting from or arising out of or in connection with such announcement, pendency or performance, (H) any action taken (or any action not taken) by the Company or any of the Company Subsidiaries at Parent’s written request or with Parent’s written consent, and (I) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates or any breach, violation or non-performance by Parent or Merger Sub of any of their obligations under this Agreement.

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“Company Registered Intellectual Property” means all applications for and registrations of any patents (including divisions, continuations, continuations-in-part, reexaminations, extensions, renewals, statutory invention registrations and the foreign equivalents of the foregoing), trademarks, service marks, trade names, domain names, copyrights and designs, in each case owned by or registered to the Company or any of the Company Subsidiaries and which is material to the business of the Company and the Company Subsidiaries, taken as a whole.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any Company Subsidiary.

“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or otherwise.

“Company Stock Plans” means VirtualScopics, Inc. Amended and Restated 2006 Long Term Incentive Plan..

“Company Takeover Proposal” means any inquiry, proposal or offer submitted to the Company or all of the holders of Company Common Stock by any Person or group (other than Parent, Merger Sub or any of their affiliates) contemplating or providing for (i) any direct or indirect acquisition or purchase, in a single transaction or in a series of related transactions, of (A) 35% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, or (B) 35% or more of the aggregate voting power of the outstanding capital stock of the Company or (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, business reorganization, liquidation, dissolution, binding share exchange or similar extraordinary transaction involving the Company that, if consummated, would result in any Person or group (or the shareholders of any Person) owning, directly or indirectly, 35% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Offer, the Merger and the other Transactions.

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“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Environmental Law” means any Law or Judgment promulgated by any Governmental Entity relating to pollution, human health or safety as it relates to exposure to hazardous or toxic substances Released in the environment, the protection of the environment, natural resources, endangered or threatened species or contamination of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“group”, wherever used in Section 5.2, has the meaning set forth in Rule 13d-5 promulgated under the Exchange Act.

“Hazardous Substance” means any (i) pollutant, contaminant or chemical or any toxic, radioactive or otherwise hazardous substance, waste or material (including medical substances and infectious disease agents) or (ii) other substance, waste or material that, in each of cases (i) and (ii), is regulated under Environmental Law, including such pollutants, contaminants, chemicals, substances, wastes and materials regulated due to having ignitable, corrosive, reactive or toxic characteristics.

“Intellectual Property” means all (A) patents (including divisions, continuations, continuations-in-part, reexaminations, extensions, renewals, statutory invention registrations and the foreign equivalents of the foregoing); (B) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks and corporate names, together with all goodwill related to the foregoing; (C) copyrights and designs; (D) inventions, invention certificates, trade secrets, processes, formulae, methods, schematics, utility models, design applications, technology, know-how, Software and applications; (E) other tangible or intangible proprietary or confidential information and materials; and (F) all applications for and registrations of any of the foregoing, and all U.S. and foreign rights arising under or associated with any of the foregoing.

“Intervening Event” means any change, effect, event or occurrence arising after the date hereof that is material to the Company and the Company Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable by the Company Board as of the date hereof, other than (i) changes in the market price of or trading volume in the shares of Company Common Stock (it being agreed and understood, however, that the underlying reasons for such changes may be taken into account to determine whether there has occurred an Intervening Event), (ii) a Company Takeover Proposal, or (iii) the fact that, in and of itself, the Company’s performance exceeds any internal, published industry or street analyst estimates, projections or forecasts of revenues, earnings, cash flows or earnings before interest, taxes, depreciation and amortization (it being agreed and understood, however, that the underlying reasons for such changes may be taken into account to determine whether there has occurred an Intervening Event).

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“knowledge” of any Person means, with respect to any matter in question, the actual knowledge of Eric Converse, James Groff, Ronald Way and Jonathan Riek, after due inquiry.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially delays (a) the commencement or consummation of the Offer, the Merger and the other Transactions or (b) the ability of Parent to perform its obligations under this Agreement in any material respect.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” the information pertaining to an individual that is regulated or protected by all Laws that apply to the Company or any Company Subsidiary concerning the privacy or security of information pertaining to an individual, including, where applicable, the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act), state data breach notification Laws, state social security number protection Laws, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act and state consumer protection Laws..

“Representatives” means any officers, directors, employees, investment bankers, financials advisors, attorneys, agents, consultants and other advisors or representatives of a Person.

“Software” means (i) any and all computer software, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools and other codes, instructions or sets of instructions for computer hardware or software, including without limitation SQL and other query languages, hypertext markup language (“html”), wireless markup language, xml and other computer markup languages, in source code, object code, or other code format, (ii) machine readable databases and compilations, including any and all data and collections of data, and (iii) associated documentation.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any bona fide unsolicited written Company Takeover Proposal that, if consummated, would result in any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act), or the stockholders or equivalent equity owners of any such Person, owning, directly or indirectly, (i) 75% or more of the aggregate voting power of the outstanding capital stock of the Company or (ii) 75% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, (A) upon terms and conditions which the Company Board determines, in good faith, After Consultation, is more favorable to the holders of Company Common Stock, from a financial point of view, than the applicable Offer Price and Merger Consideration, taking into account all the material terms and conditions of such proposal and any binding amendments or modifications to this Agreement and, as applicable, the other Transaction documents as may be proposed by Parent in response to such Company Takeover Proposal pursuant to clause (x) of subsection (B) of Section 5.2(f) and (B) that is reasonably likely to be consummated in accordance with its terms, after taking into account all financial and material regulatory, legal and other aspects of such proposal and the Person or group making such proposal.

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“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 9.4.          Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement.

Defined Term	Section

Acceptable Confidentiality Agreement	9.3
Acceptance Time	1.1(d)
Adverse Recommendation Change	5.2(e)
Agreement	Preamble
Affiliate	9.3
After Consultation	9.3
Appraisal Shares	2.7(d)
Authorizations	3.15(a)
Book-Entry Shares	9.3
Business Day	9.3
Certificate of Merger	2.3
Certificates	2.8(b)
CFIUS	3.5(b)
Code	1.1(g)
Common Controlled Entity	9.3
Common Merger Consideration	2.7(c)(i)
Common Offer Price	Recitals
Company	Preamble
Company Balance Sheet	3.6(d)
Company Benefit Agreement	9.3
Company Benefit Plan	9.3
Company Board	3.4(b)
Company Board Recommendation	3.4(b)
Company By-laws	3.1
Company Certificate of Incorporation	3.1
Company Common Stock	Recitals

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Defined Term	Section

Company Disclosure Letter	Article III
Company Material Adverse Effect	9.3
Company Material Contract	3.13(xvii)
Company Preferred Stock	Recitals
Company Registered Intellectual Property	9.3
Company Return	9.3
Company SEC Documents	3.6(a)
Company Stock	Recitals
Company Stock Option	9.3
Company Stock Plans	9.3
Company Subsidiaries	3.1
Company Takeover Proposal	6.7(b)(iv)
Confidentiality Agreement	6.2
Consent	3.5(b)
Continuing Directors	8.3(a)
Continuing Employee	6.5(a)
Contract	3.5(a)
DGCL	Recitals
Direct Registration System	9.3
Effective Time	2.3
Environmental Law	9.3
ERISA	9.3
Exchange Act	1.1(a)
Exchange Fund	2.8(a)
Existing D&O Policies	6.6(c)
Expense Reimbursement	6.7(b)(iv)
Expiration Date	1.1(c)
Filed Company SEC Documents	Article III
Fully Diluted Shares	Exhibit A
GAAP	3.6(c)
Governmental Entity	3.5(b)
Group	9.3
Hazardous Substance	9.3
Indemnified Party	6.6(a)
Initial Expiration Date	1.1(c)
Intellectual Property	9.3
Intervening Event	9.3
Judgment	3.5(a)
Knowledge	9.3
Law	3.5(a)
Legal Restraints	7.1(a)
Liens	3.3
Material Contract	3.13(i)
Measurement Date	3.2(a)

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Defined Term	Section

Merger	Recitals
Merger Closing	2.2
Merger Closing Date	2.2
Merger Consideration	2.7(d)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
NASDAQ	9.3
Offer	Recitals
Offer Conditions	1.1(b)
Offer Documents	1.1(e)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.3
Paying Agent	2.8(a)
Permitted Liens	3.12
Person	9.3
Personal Information	9.3
Proceeding	3.14
Qualifying Company Takeover Proposal	5.2(c)
Released	3.16
Representatives	9.3
Schedule 14D-9	1.2(b)
SEC	1.1(d)
Section 262	2.7(d)
Securities Act	3.6(a)
Series A Merger Consideration	2.7(c)(ii)
Series A Offer Price	Recitals
Series A Preferred Stock	Recitals
Series B Merger Consideration	2.7(c)(iii)
Series B Offer Price	Recitals
Series B Preferred Stock	Recitals
Series C-1 Merger Consideration	2.7(c)(iv)
Series C-1 Offer Price	Recitals
Series C-1 Preferred Stock	Recitals
Software	9.3
SOX	3.6(b)
Stockholder List Date	1.2(c)
Subsidiary	9.3
Superior Company Proposal	9.3
Support Agreements	Recitals
Surviving By-Laws	2.1
Surviving Charter	2.1
Surviving Corporation	2.1
Takeover Law	3.22

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Defined Term	Section

Tax Return	9.3
Taxes	9.3
Termination Condition	Exhibit A
Transactions	1.2(a)
Transfer Taxes	6.9
Voting Company Debt	3.2(c)

Section 9.5.          Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are included in this Agreement for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed hereto or referred to herein are an integral part of this Agreement and, as such, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context otherwise expressly provides, use of the word “or” is intended to be disjunctive and non-exclusive and use of the word “and” is intended to be conjunctive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to March 25, 2016. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, but only to the extent, in the case of any material amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification is also listed in the appropriate schedule, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Clauses and Exhibits shall be construed to refer to Articles, Sections and Clauses of, and Exhibits to, this Agreement and (v) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references herein to “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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Section 9.6.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7.          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (including by email attachment) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8.          Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)          This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 6.6, are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates and holders of Book-Entry Shares to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder and the provisions of Section 6.4 shall be enforceable by holders of awards under the Company Stock Plans to the extent necessary to receive the amounts to which such holders are entitled thereunder.

(b)          Without limiting Parent’s or Merger Sub’s remedies in the case of common law fraud, each of Parent and Merger Sub acknowledges that, except for the representations and warranties expressly contained in Article III, neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. Except in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in connection with or in expectation of the Transactions, unless and then only to the extent that any such information is expressly the subject of a representation or warranty contained in Article III.

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(c)          Except for the representations and warranties expressly contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

Section 9.9.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.10.        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11.        Specific Enforcement; Jurisdiction.

(a)          The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.11(b), without the necessity of proving the inadequacy or unavailability of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond or surety in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated upon the terms and subject to the conditions set forth in this Agreement. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and further agree not to assert that a remedy of monetary damages would provide an adequate, available or exclusive remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement. If, prior to the Outside Date, any party brings any Proceeding in accordance with Section 9.11(b) to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the Outside Date automatically shall be extended by (i) the amount of time during which such Proceeding is pending, plus 30 days or (ii) such other time period established by the court having jurisdiction and presiding over such Proceeding, as the case may be.

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(b)          Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.2 (provided that nothing in this Section 9.11(b) shall affect the right of any party to serve legal process in any other manner permitted by Law or shall limit the notice obligations under Section 9.2) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing herein shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 9.12.         Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Offer, the Merger or any other Transaction. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.12.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed and delivered this Agreement, all as of the date first written above.

BIOTELEMETRY, INC.

By:
Name:
Title:

Biotelemetry Research Acquisition Corporation

By:
Name:
Title:

VIRTUALSCOPICS, INC.

By:
Name:
Title:

61

Exhibit A

to

Agreement and Plan of Merger

Offer Conditions

Notwithstanding any other term of the Offer or of the Agreement to which this Exhibit A is an integral part, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Stock tendered pursuant to the Offer if (a) there shall not have been validly tendered and not validly withdrawn prior to the then scheduled expiration of the Offer (x) that number of shares of Company Stock (excluding, for the avoidance of doubt, all shares of Company Stock delivered pursuant to guaranteed delivery instructions for which such shares have not theretofore been delivered) which would, together with all shares of Company Stock owned by Merger Sub, represent at least a majority of the voting power of the Company Common Stock and the Company Preferred Stock (voting on an as converted to Company Common Stock basis), as if voting together as a single class, and (y) that number of shares of Series C-1 Preferred Stock(excluding, for the avoidance of doubt, all shares of Series C-1 Preferred Stock delivered pursuant to guaranteed delivery instructions for which such shares have not theretofore been delivered) which would, together with all shares of Company Series C-1 Preferred Stock owned by Merger Sub, represent at least a majority of the outstanding shares of Series C-1 Preferred Stock(the “Minimum Tender Condition”). Furthermore, notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Stock not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exists:

(i)          there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger;

(ii)         any representation and warranty of the Company set forth in Article III of the Agreement shall not be true and correct, except to the extent such representation and warranty expressly relates to a specific date (in which case such representation and warranty need only be true and correct on and as of such specific date), other than for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of this condition, such true and correct determination shall be made without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”;

(iii)        the Company shall have failed to perform in all material respects all obligations to be performed by it as of such time under the Agreement;

(iv)        the Agreement shall have been terminated in accordance with Article VIII thereof (the “Termination Condition”); or

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(v)         since the date of this Agreement, there has occurred any change, event, effect or occurrence that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer to the extent expressly permitted the terms of the Agreement. At the request of Parent, the Company shall deliver to Parent a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as the date of the scheduled expiration date of the Offer, to the effect that none of the conditions set forth in clauses (ii) and (iii) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement and applicable Law (including applicable rules and regulations of the SEC), may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition). The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

If the Offer is terminated, all tendered shares of Company Stock not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

63

Exhibit B

to

Agreement and Plan of Merger

Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

Biotelemetry Research Acquisition Corporation

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation is BIOTELEMETRY RESEARCH ACQUISITION CORPORATION (the “Corporation”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is one hundred (100) shares of Common Stock, having $0.01 par value.

ARTICLE V

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

The name and mailing address of the incorporator are:

Peter Ferola

c/o Cardiocore Lab, LLC

1000 Cedar Hollow Road

Malvern, PA 19355

ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, make, alter amend or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter, amend or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.

ARTICLE IX

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE X

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned incorporator acknowledges that the foregoing is the act and deed of the undersigned on this 23rd day of March, 2016.

INCORPORATOR:

Name:

Annex A

Form of Tender and Support Agreements – Common

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of March 25, 2016 (this “Agreement”), among Biotelemetry, Inc., a Delaware corporation (“Parent”), Biotelemetry Research Acquisition Corporation, a Delaware corporation (“Merger Sub”), and [ ] (the “Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or amended and restated, the “Merger Agreement”), with VirtualScopics, Inc., a Delaware corporation (the “Company”), Parent has requested that the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that the Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below);

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings set forth in Section 6.10 hereof; and

WHEREAS, the Company Board has approved the terms of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Tender of Shares. The Stockholder agrees: (i) to promptly (and, in any event, not later than ten (10) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by the Stockholder (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering the Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement); and (ii) if the Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than three (3) Business Days after the acquisition of Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering its shares of Company Common Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement).

Section 1.02 No Withdrawal. The Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (i) the Offer expires without Merger Sub having accepted for payment any shares of Company Common Stock tendered in the Offer or (ii) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03 Conditional Obligation. The Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment of shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY

Section 2.01. Voting Agreement. The Stockholder hereby agrees that, during the Support Period, the Stockholder agrees to vote any outstanding shares of Company Common Stock Beneficially Owned by the Stockholder in favor of, or execute a written consent in lieu thereof, the Merger and the Merger Agreement. The Stockholder hereby further agrees that, during the Support Period, the Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by the Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Company Takeover Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (iii) corporate action the consummation of which would prevent or materially delay the consummation, of any of the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder shall use its commercially reasonable efforts to ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by the Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

Section 2.02. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by the Stockholder. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by the Stockholder. The proxy granted by the Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.03 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

Section 3.01. Authorization. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the powers of the Stockholder and, if applicable, have been duly authorized by all necessary corporate, limited liability company, partnership or other action. This Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to the federal securities laws and rules promulgated thereunder, including but not limited to, any withdrawal rights under the tender offer rules. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02. Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Stockholder is entitled under any provision of any Contract binding on the Stockholder or any of the Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by the Stockholder.

Section 3.03. Ownership of Shares. The Stockholder is the Beneficial Owner of the shares of Company Common Stock as set forth on Exhibit A attached hereto and incorporated herein by reference, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by the Stockholder), except for any applicable restrictions on transfer under the federal or state securities laws and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering the Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement.

Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth on Exhibit A attached hereto and incorporated herein by reference, the Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Merger Sub represent and warrant to the Stockholder:

Section 4.01. Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5

COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares. During the Support Period, except pursuant to the terms of this Agreement, the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by the Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares of Company Common Stock or (c) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the Support Period, the Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by the Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer. Notwithstanding the foregoing, the Stockholder may transfer shares of Company Common Stock held by the Stockholder to a trust for the benefit of the Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02. Other Offers. Neither the Stockholder (in the Stockholder’s capacity as such), nor any of the Stockholder’s Subsidiaries, if any, shall, nor shall the Stockholder or any of the Stockholder’s Subsidiaries, if any, authorize any of their or their respective Representatives to, and the Stockholder shall instruct, and cause each applicable Subsidiary of the Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) directly or indirectly solicit, initiate or knowingly facilitate or encourage the submission to the Company of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, Company Takeover Proposal; (ii) participate in any discussions or negotiations regarding, furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries with respect to or in connection with, or take any other action intended to facilitate or encourage the submission to the Company of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, any Company Takeover Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal. The Stockholder shall, and shall cause its Subsidiaries, if any, and Representatives to immediately: (i) cease all discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Nothing in this Agreement shall be construed to prohibit the Stockholder or any of the Stockholder’s Representatives who is an officer or member of the Company Board from taking any action in his or her capacity as an officer or member of the Company Board or, subject to the provisions and limitations set forth in the Merger Agreement, from taking any action with respect to any Company Takeover Proposal as an officer of the Company or member of the Company Board.

Section 5.03. Communications. The Stockholder, and each of the Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s Beneficial Ownership of shares of Company Common Stock; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

Section 5.04. Additional Shares. In the event that the Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares of Company Common Stock or other interests in or with respect to the Company, such shares of Company Common Stock or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by the Stockholder set forth on the signature page hereto will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.

Section 5.05. Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder hereby (i) irrevocably waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any shares of Company Common Stock Beneficially Owned by the Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Sub, the Company or any of their respective successors or assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are several and not joint. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02. Further Assurances. The Stockholder shall, to the extent requested by Parent, promptly upon request, surrender the certificates representing the shares of Company Common Stock owned of record by the Stockholder, and use commercially reasonable efforts to request the certificates representing any other outstanding shares of Company Common Stock Beneficially Owned by the Stockholder, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate automatically with respect to the Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any Adverse Recommendation Change made in accordance with Section 5.2 of the Merger Agreement, (iv) the acquisition by Parent of all of the outstanding shares of Company Common Stock Beneficially Owned by such Stockholder, whether pursuant to the Offer or otherwise or (v) the entry, without the prior written consent of such Stockholder, into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that reduces the amount, changes the form or otherwise adversely effects the consideration payable to the Stockholder under the Merger Agreement as in effect on the date hereof; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and this Section 6.03 shall survive any termination of this Agreement.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the Stockholder may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Parent except in accordance with the terms of this Agreement. Any assignment, delegation or transfer in violation of the foregoing shall, to the fullest extent permitted by applicable Law, be null and void.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof, and that each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity. The Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) The Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if the Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Support Period” shall mean the period from the date of this Agreement through the date upon which this Agreement terminates in accordance with its terms.

Section 6.11. Action in the Stockholder’s Capacity Only. The Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. The Stockholder signs this Agreement solely in its capacity as a Beneficial Owner of the shares of Company Common Stock Beneficially Owned by the Stockholder, and nothing herein shall limit or affect any actions taken in the Stockholder’s capacity as an officer or director of the Company, including complying with or exercising the Stockholder’s fiduciary duties as a member of the Company Board.

Section 6.12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Merger Sub, to:

Biotelemetry, Inc.

1000 Cedar Hollow Rd.

Suite 102

Malvern, PA 19355

(610) 729-7000

Attn:	Peter Ferola, Senior Vice President, General Counsel and Secretary

Email:	peter.ferola@biotelinc.com

a copy to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Ft. Lauderdale, FL

Attention:	Flora R. Perez
Matthew Miller

Email:	perezf@gtlaw.com
millerma@gtlaw.com

if to the Stockholder, to:

[  ]

with a copy to:

[  ]

Section 6.13. Submission to Jurisdiction. To the fullest extent permitted by applicable Law, each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 6.14 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock Beneficially Owned by the Stockholder at a given time shall remain vested in and belong to the Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by the Stockholder, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholder of the Company.

Section 6.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Biotelemetry, Inc.,
a Delaware corporation

Name:
Title:

Biotelemetry Research Acquisition Corporation, a Delaware corporation

By:
Name:
Title:

STOCKHOLDER:

[ ]

By:

By:
Name:
Title:

Exhibit A

Annex B

Form of Tender and Support Agreements – Preferred

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of March 25, 2016 (this “Agreement”), among Biotelemetry, Inc., a Delaware corporation (“Parent”), Biotelemetry Research Acquisition Corporation, a Delaware corporation (“Merger Sub”), and [ ] (the “Stockholder”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or amended and restated, the “Merger Agreement”), with VirtualScopics, Inc., a Delaware corporation (the “Company”), Merger Sub has, among other things, agreed to commence a tender offer to purchase any (subject to the Minimum Tender Condition (as defined in the Merger Agreement) and all outstanding shares of Series C-1 Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Series C-1 Preferred Stock”), at a price per share of Company C-1 Preferred Stock of $920.00 (such amount or, if the Offer (as defined in the Merger Agreement) is amended in accordance with the terms of the Merger Agreement and a greater amount per share is paid pursuant to the Offer, such greater amount, the “Series C-1 Offer Price”) and the Merger Agreement provides that the shares of Company Series C-1 Preferred Stock issued and outstanding immediately prior to the effective time of the Merger (as defined in the Merger Agreement) (and not owned by the Company, its subsidiaries, Parent, Merger Sub or any other subsidiary of Parent and other than Appraisal Shares (as defined in the Merger Agreement)) shall, at the effective time of the Merger be converted into the right to receive the Series C-1 Offer Price in cash, without interest thereon;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has requested that the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to (i) all shares of Company Series C-1 Preferred Stock that the Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below) and (ii) all warrants to purchase shares of common stock, par value $0.001 per share, of the Company owned by the Stockholder;

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings set forth in Section 6.10 hereof;

WHEREAS, the Company Board has approved the terms of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL; and

WHEREAS, the Stockholder has given its prior written consent or affirmative vote to the entering into of the Merger Agreement pursuant to Section 6.3.12 of the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Tender of Shares. The Stockholder agrees: (i) to promptly (and, in any event, not later than ten (10) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering the Stockholder’s shares of Company C-1 Preferred Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement, and Liens arising under the shareholder agreements listed on Schedule A attached hereto and incorporated herein by reference; and (ii) if the Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company C-1 Preferred Stock during the Support Period, to promptly (and, in any event, not later than three (3) Business Days after the acquisition of Beneficial Ownership of such additional outstanding shares of Company C-1 Preferred Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company C-1 Preferred Stock (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering its shares of Company C-1 Preferred Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement, and Liens arising under the shareholder agreements listed on Schedule A attached hereto and incorporated herein by reference, provided in each case that the price per share to be paid for such shares of Company C-1 Preferred Stock in the Offer is equal to or greater than the Series C-1 Offer Price.

Section 1.02 No Withdrawal. The Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company C-1 Preferred Stock from the Offer unless and until (i) the Offer expires without Merger Sub having accepted for payment any shares of Company C-1 Preferred Stock tendered in the Offer or (ii) the termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03 Conditional Obligation. The Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment of shares of Company C-1 Preferred Stock tendered into the Offer, including any shares of Company C-1 Preferred Stock tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY; Deemed Liquidation; WARRANTS

Section 2.01. Voting Agreement. The Stockholder hereby agrees that, during the Support Period, the Stockholder shall vote any outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder in favor of, or execute a written consent in lieu thereof, (i) the Merger and the Merger Agreement and (ii) any amendment to the certificate of incorporation of the Company, including the Certificate of Designation, effected or deemed to be effected in connection with the Merger, including for purposes of Sections 6.3.1 and 6.3.3 of the Certificate of Designation. The Stockholder hereby further agrees that, during the Support Period, the Stockholder will not vote any outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Company Takeover Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (iii) corporate action the consummation of which would prevent or materially delay the consummation, of any of the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder shall use its commercially reasonable efforts to ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

Section 2.02. Irrevocable Proxy. The Stockholder hereby revokes (or agree to cause to be revoked) any and all previous proxies granted with respect to the outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder. The proxy granted by the Stockholder pursuant to this Article 2 is irrevocable (prior to termination of this Agreement in accordance with Section 6.03 hereof) and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.03 hereof.

Section 2.03.  Deemed Liquidation. The Stockholder hereby elects, pursuant to Section 5.3.1 of the Certificate of Designation, not to treat the Merger, the Offer or the other transactions contemplated by the Merger Agreement as a “Deemed Liquidation Event” (as defined in the Certificate of Designation) and shall promptly provide a written notice to the Company of such election in accordance with Section 5.3.1 of the Certificate of Designation. The Stockholder acknowledges and agrees that upon the Merger Sub’s acceptance for purchase of, and payment for, outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder at the Series C-1 Offer Price, Stockholder shall not be entitled to any other amounts with respect to the Series C-1 Preferred Stock.

Section 2.04.  Warrants. The Stockholder shall take all action reasonably requested in writing by the Company so that, as of the Effective Time, the warrants to purchase the number of shares of Company Common Stock set forth on Exhibit A attached hereto and incorporated herein by reference pursuant to Warrant Number WC1-1 issued to the Stockholder by the Company and dated as of April 3, 2012 (the “Warrant”) shall, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the Stockholder, automatically be cancelled and terminated and cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

Section 3.01. Authorization. The Stockholder is the sole record owner of shares of Company C-1 Preferred Stock and has given to the Company its prior written consent or affirmative vote to the entering into of the Merger Agreement pursuant to Section 6.3.12 of the Merger Agreement. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the powers of the Stockholder and, if applicable, have been duly authorized by all necessary corporate, limited liability company, partnership or other action. This Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to the federal securities laws and rules promulgated thereunder, including but not limited to, any withdrawal rights under the tender offer rules. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02. Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of formation or limited liability company agreement, or other comparable charter or organizational documents, of the Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Stockholder is entitled under any provision of any Contract binding on the Stockholder or any of the Stockholder’s properties or assets, including the shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder.

Section 3.03. Ownership of Shares. The Stockholder is the Beneficial Owner of the shares of Company C-1 Preferred Stock and warrants as set forth on Exhibit A attached hereto and incorporated herein by reference, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder), except for any applicable restrictions on transfer under the federal or state securities laws and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering the Stockholder’s shares of Company C-1 Preferred Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement, and Liens arising under the shareholder agreements listed on Schedule A attached hereto and incorporated herein by reference. The Stockholder is the owner of the warrants to purchase the number of shares of Company Common Stock set forth on Exhibit A attached hereto and incorporated herein by reference pursuant to the Warrant, free and clear of any Liens and any other limitation or restriction, except except for any applicable restrictions on transfer under the Warrant and under the federal or state securities laws and the rules and regulations promulgated thereunder, and Liens arising under the shareholder agreements listed on Schedule A attached hereto and incorporated herein by reference.

Section 3.04. Total Shares. Except for the shares of Company C-1 Preferred Stock and warrants set forth on Exhibit A attached hereto and incorporated herein by reference, the Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Merger Sub represent and warrant to the Stockholder:

Section 4.01. Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.02. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of, if any, Parent and Merger Sub, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding on Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets.

Section 4.03. No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Parent or Merger to perform Parent’s or Merger Sub’s respective obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares. During the Support Period, except pursuant to the terms of this Agreement, the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares of Company C-1 Preferred Stock or (c) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the Support Period, the Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer. Notwithstanding the foregoing, the Stockholder may transfer shares of Company C-1 Preferred Stock held by the Stockholder to a trust for the benefit of the Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02. Other Offers. Neither the Stockholder (in the Stockholder’s capacity as such), nor any of the Stockholder’s Subsidiaries, if any, shall, nor shall the Stockholder or any of the Stockholder’s Subsidiaries, if any, authorize any of their or their respective Representatives to, and the Stockholder shall instruct, and cause each applicable Subsidiary of the Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) directly or indirectly solicit, initiate or knowingly facilitate or encourage the submission to the Company of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, Company Takeover Proposal; (ii) participate in any discussions or negotiations regarding, furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries with respect to or in connection with, or take any other action intended to facilitate or encourage the submission to the Company of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, any Company Takeover Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal. The Stockholder shall, and shall cause its Subsidiaries, if any, and Representatives to immediately cease all discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal. Nothing in this Agreement shall be construed to prohibit the Stockholder or any of the Stockholder’s Representatives who is an officer or member of the Company Board from taking any action in his or her capacity as an officer or member of the Company Board or, in accordance with the terms of the Merger Agreement, from taking any action with respect to any Company Takeover Proposal as an officer of the Company or member of the Company Board.

Section 5.03. Communications. The Stockholder, and each of the Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s Beneficial Ownership of shares of Company C-1 Preferred Stock; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

Section 5.04. Additional Shares. In the event that the Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares of Company C-1 Preferred Stock or other interests in or with respect to the Company, such shares of Company C-1 Preferred Stock or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder set forth on the signature page hereto will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.

Section 5.05. Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder hereby (i) irrevocably waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Sub, the Company or any of their respective successors or assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are several and not joint. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02. Further Assurances. The Stockholder shall, to the extent requested by Parent in writing, promptly upon request, surrender the certificates representing the shares of Company C-1 Preferred Stock owned of record by the Stockholder, and use commercially reasonable efforts to request the certificates representing any other outstanding shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate automatically with respect to the Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any Adverse Recommendation Change made in accordance with Section 5.2 of the Merger Agreement, (iv) the acquisition by Parent of all of the outstanding shares of Company C-1 Preferred Stock Beneficially Owned by such Stockholder, whether pursuant to the Offer or otherwise or (v) the entry, without the prior written consent of such Stockholder, into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that reduces the amount, changes the form or otherwise adversely effects the consideration payable to the Stockholder under the Merger Agreement as in effect on the date hereof; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and this Section 6.03 shall survive any termination of this Agreement.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the Stockholder may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Parent except in accordance with the terms of this Agreement. Any assignment, delegation or transfer in violation of the foregoing shall, to the fullest extent permitted by applicable Law, be null and void.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof, and that each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity. The Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) The Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if the Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Certificate of Designation” shall mean the Certificate of Designation of Rights and Preferences of the Series C-1 Preferred Stock and the Series C-2 Preferred Stock of the Company as filed with the Secretary of State of the State of Delaware on April 3, 2012.

(iv) “Support Period” shall mean the period from the date of this Agreement through the date upon which this Agreement terminates in accordance with its terms.

Section 6.11. Action in the Stockholder’s Capacity Only. The Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. The Stockholder signs this Agreement solely in its capacity as a Beneficial Owner of the shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder, and nothing herein shall limit or affect any actions taken in the Stockholder’s capacity as an officer or director of the Company, including complying with or exercising the Stockholder’s fiduciary duties as a member of the Company Board.

Section 6.12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Merger Sub, to:

Biotelemetry, Inc.

1000 Cedar Hollow Rd.

Suite 102

Malvern, PA 19355

(610) 729-7000

Attn:	Peter Ferola, Senior Vice President, General Counsel and Secretary

Email:	peter.ferola@biotelinc.com

with a copy to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Ft. Lauderdale, FL

Attention:	Flora R. Perez
Matthew Miller

Email:	perezf@gtlaw.com
millerma@gtlaw.com

if to the Stockholder, to:

[  ]

with a copy to:

[  ]

Section 6.13. Submission to Jurisdiction. To the fullest extent permitted by applicable Law, each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 6.14 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder at a given time shall remain vested in and belong to the Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the shares of Company C-1 Preferred Stock Beneficially Owned by the Stockholder, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholder of the Company.

Section 6.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Biotelemetry, Inc.,
a Delaware corporation

Name:
Title:

Biotelemetry Research Acquisition Corporation
a Delaware corporation

Name:
Title:

[STOCKHOLDER]:

By:

Name:
Title:

Exhibit A

Schedule A